Exhibit 16(11)

Thompson Hine LLP 10 West Broad Street, Suite 700 Columbus, OH 43215
February 16, 2007

Unified Series Trust

431 North Pennsylvania Street

Indianapolis, IN 46024

Re:	Opinion of Counsel Relating to the Registration Statement Filed on Form N-14 Under the Securities Act of 1933

Ladies and Gentlemen:

We have been requested Unified Series Trust, an Ohio business trust with transferable shares (the “Trust”) established under an Agreement and Declaration of Trust dated October 17, 2002, as amended (the “Declaration”), for our opinion with respect to certain matters relating to the Dean Large Cap Value Fund, Dean Small Cap Value Fund and Dean International Fund (the “Acquiring Funds”), each a series of the Trust. We understand that the Trust is about to file a Pre-Effective Amendment to its Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Dean Large Cap Value Fund, Dean Balanced Fund, Dean Small Cap Value Fund and Dean International Fund Diversified Equity Fund, each a series of the Dean Family of Funds (the “Acquired Funds”), in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization (the “Plan”), the form of which was included in the Registration Statement on Form N-14.

We have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Trust’s Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust’s Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to matters of Ohio law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Trust's Pre-Effective Amendment to its Registration Statement on Form N-14. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

MVW/JMS